                                                                     EXHIBIT 4.1



                               DEAN FOODS COMPANY

                      EXECUTIVE DEFERRED COMPENSATION PLAN



                   (As Restated to Incorporate Amendments 1-6)

                               DEAN FOODS COMPANY

                      EXECUTIVE DEFERRED COMPENSATION PLAN


                                Table of Contents

                                                                                                                Page
                                                                                                                ----
ARTICLE I         DEFINITIONS......................................................................................1

ARTICLE II        ELIGIBILITY......................................................................................3

ARTICLE III       CREDITS TO ACCOUNT...............................................................................3

ARTICLE IV        BENEFITS.........................................................................................5

ARTICLE V         PAYMENT OF BENEFITS AT TERMINATION...............................................................6

ARTICLE VI        IN-SERVICE WITHDRAWALS...........................................................................7

ARTICLE VII       ADMINISTRATION OF THE PLAN.......................................................................9

ARTICLE VIII      CLAIMS REVIEW PROCEDURE.........................................................................10

ARTICLE IX        LIMITATION OF RIGHTS............................................................................11

ARTICLE X         LIMITATION OF ASSIGNMENT AND PAYMENTS TO LEGALLY INCOMPETENT DISTRIBUTEE........................11

ARTICLE XI        AMENDMENT TO OR TERMINATION OF THE PLAN.........................................................11

ARTICLE XII       GENERAL AND MISCELLANEOUS.......................................................................12

                               DEAN FOODS COMPANY
                      EXECUTIVE DEFERRED COMPENSATION PLAN


                                    PREAMBLE

         WHEREAS, Dean Foods Company (the "Company"), a corporation formed under the laws of the State of Delaware, established the Suiza Foods Corporation Executive Deferred Compensation Plan (the "Plan") effective July 1, 1999, for the exclusive benefit of a select group of management and highly compensated employees of the Company and its affiliates to provide an additional means by which such employees may defer funds for their retirement;

         WHEREAS the name of the Plan was later changed to Dean Foods Company Executive Deferred Compensation Plan to reflect the new name of the Company;

         WHEREAS, the Plan was subsequently amended by Amendments 1-6;

         WHEREAS, the Company desires to restate the plan to incorporate all such amendments;

         NOW, THEREFORE, the Company hereby restates the Plan to read as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 "Account" shall mean the individual bookkeeping record established by the Committee showing the monetary value of the interest in the Plan of each Participant or Beneficiary.

         1.2 "Affiliate" shall mean a member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), or an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is a member; and any entity otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code or the regulations issued thereunder; and any other entity in which the Company has an ownership interest and to which the Company elects to make participation in the Plan available.

         1.3 "Annual Compensation" shall mean the total amounts paid or accrued by the Company or an Affiliate to an employee as remuneration for personal services rendered during each Plan Year, including bonuses and commissions, as reported on the employee's federal income tax withholding statement or statements (IRS Form W-2 or its subsequent equivalent), together with any amounts not includable in such employee's gross income pursuant to Sections 125 or 402(g) of the Code, and any amounts deferred by such employee pursuant to
Section 3.1 hereof. The term "Annual Compensation" shall also include any amounts paid as director's fees to members of the Board or members of the board of directors of an Affiliate.

         1.4 "Beneficiary" shall mean the Beneficiary designated by each Participant under the 401(k) Plan; provided, however, that a Participant may designate a different Beneficiary hereunder by delivering to the Committee a written beneficiary designation, in the form provided by the Committee, and executed specifically with respect to this Plan.

         1.5 "Board" shall mean the Board of Directors of the Company.

         1.6 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

         1.7 "Committee" shall mean the Compensation Committee of the Board.

         1.8 "Company" shall mean Dean Foods Company or its successor or successors.

         1.9 "Company Contribution Account" shall mean the subaccount of each Participant's Account showing the monetary value of the Participant's interest in the Plan which is attributable to matching or profit sharing contributions credited pursuant to Sections 3.2 and 3.3.

         1.10 "Company Stock" shall mean the common stock of the Company.

         1.11 "Disability" shall mean a physical or mental condition which, in the opinion of the Committee, prevents a Participant from being able to perform the substantial duties of his employment with the Company and is expected to be of long duration or to result in death.

         1.12 "Effective Date" shall mean July 1, 1999.

         1.13 "401(k) Plan" shall mean the Dean Foods 401(k) Plan.

         1.14 "Participant" shall mean an individual who has been designated by the Committee as being eligible to participate in the Plan.

         1.15 "Plan" shall mean the Dean Foods Company Executive Deferred Compensation Plan set forth in this document, as it may be amended from time to time.

         1.16 "Plan Year" shall mean the twelve month period beginning each January 1 and ending each December 31, except that the first Plan Year shall commence July 1, 1999 and end December 31, 1999.

         1.17 "Profit Sharing Credit" shall mean the amount contributed to the Participant's Account as a profit sharing credit pursuant to Section 3.3 hereof.

         1.18 "Trust" shall mean the Dean Foods Company Executive Deferred Compensation Plan Trust.

         1.19 "Valuation Date" shall mean each business day on which the financial markets are open for trading activity or such other dates as may be established by the Committee.

                                   ARTICLE II

                                   ELIGIBILITY

         Participation in the Plan shall be made available to a select group of individuals, as determined by the Committee, who are providing services to the Company or an Affiliate in key positions of management and responsibility. Participation in the Plan shall also be made available to members of the Board and any outside directors of subsidiaries of the Company. Such individuals may elect to participate hereunder by executing a participation agreement in such form and at such time as the Committee shall require, provided that each participation agreement shall be executed no later than the day immediately preceding the Plan Year for which an individual elects to make contributions to the Plan in accordance with the provisions of Section 3.1 hereof. Notwithstanding the foregoing, in the first year in which an individual becomes eligible to participate in the Plan, he may elect to participate in the Plan by executing a participation agreement, in such form as the Committee shall require, within thirty (30) days of the date on which he is notified by the Committee of his eligibility to participate in the Plan. In such event, his election to participate in the Plan shall become effective as of the first full payroll period beginning on or after the Committee's receipt of his participation agreement. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.


                                   ARTICLE III

                               CREDITS TO ACCOUNT

         3.1 For any Plan Year, a Participant may, in the manner prescribed by the Committee, irrevocably elect to defer a portion of the Annual Compensation otherwise payable to such Participant with respect to such Plan Year, not to exceed the maximum amount established by the Committee. Any amount deferred, pursuant to this Article III, from the Annual Compensation otherwise payable to a Participant shall be transferred to the Trust and credited to the Account of such Participant as soon as practicable after the date on which such amounts would otherwise have been paid to the Participant.

         3.2 The Committee shall credit a matching contribution, calculated as provided in this Section 3.2, to the Company Contribution Account of each Participant who has deferred amounts under the Plan during any Plan Year pursuant to Section 3.1 above. The matching contribution, if any, shall be computed as follows: (i) the Committee shall first compute a maximum matching contribution for each Participant for a Plan Year, on the salary deferrals made by the Participant under the 401(k) plan in which the Participant participates, using the formula applied by such 401(k) plan with respect to percentage of salary deferrals matched and the maximum percentage of compensation which is subject to the match, but using the Participant's Annual Compensation as defined in this Plan up to the maximum compensation that may be considered on behalf of a participant under such 401(k) plan (unless otherwise approved by the Board of Directors of the Company); (ii) the Committee shall then determine the amount of matching contributions made for the Participant under such 401(k) plan; and
(iii) the difference between (i) and (ii), if any, is the matching contribution to be credited to the Participant's Company Contribution Account under the Plan. The Committee shall credit a matching contribution, if any, to the Participant's Company Contribution Account as soon as administratively practicable following the end of the Plan Year in which the 401(k) plan year ends, and the Company shall transfer a similar amount to the Trust as soon as administratively practicable following such date. A member of the Board or an outside director of a subsidiary who participates in the Plan is not eligible for matching contributions.

         3.3 For each Plan Year, the Committee shall credit each Participant's Company Contribution Account with an amount that represents a Profit Sharing Credit. The Profit Sharing Credit shall be equal in amount to the additional contribution, if any, which would have been allocated as a non-matching contribution to the Participant's account in the 401(k) plan in which the Participant is eligible to participate, if the Participant had not elected to defer, pursuant to this Plan, Annual Compensation that otherwise would have been paid during the plan year of the 401(k) plan which ends in the Plan Year. The Committee shall credit the Profit Sharing Credit to the Company Contribution Account of each Participant entitled thereto as soon as administratively practicable following the end of the Plan Year. A member of the Board or an outside director of a subsidiary who participates in the Plan is not eligible for a Profit Sharing Credit.

         3.4 At the time of making the deferrals elections described in Section
3.1 and at such other times as is allowed by the Committee, the Participant shall designate, on a form provided by the Committee, the types of investments, including life insurance policies, in which the Participant's Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. On a quarterly or other basis selected by the Committee, the Committee shall credit to each Participant's Account an amount equal to the interest, earnings or losses that would have resulted to the Account if the amounts credited to the Account were invested as elected by the Participant. If the Participant designates a deemed investment in a life insurance policy, the rate of earnings to be credited to such Participant's Account shall be as set forth in a split-dollar life insurance agreement or other agreement concerning such a policy.

         3.5 In addition to the other investments which the Participant may designate in which such Participant's Account shall be deemed to be invested for the purpose of determining the amount of earnings to be credited to that Account, a Participant may designate that all or a portion of such Participant's bonus be deemed to be invested in Company stock. If a Participant makes such an election, the Committee shall credit to the Participant's Account the number of shares that could have been purchased on the open market on a date and at a time selected by the Company which is not more than two business days after the bonus is determined by the Company, but applying a 15% discount to the purchase price. If the Participant makes such a designation with respect to a bonus, such designation shall remain in force throughout the Participant's participation in the Plan and the Participant shall not be entitled to change such designation. A Participant who makes such a designation with respect to bonuses paid in one year can make another investment designation for bonuses paid in other years.

         3.6 At any time, the Company may, in its sole discretion, credit an amount on behalf of a particular Participant to his or her account. The crediting of such an amount shall be evidenced by providing the Participant a notice or statement specifying the amount of the credit.

Thereafter, the amount credited to the Participant's Account shall be subject to all of the same terms and provisions as amounts credited to the Account under Sections 3.1 through 3.4 of the Plan.

                                   ARTICLE IV

                                    BENEFITS

         4.1 After the death of a Participant, the Beneficiary of such Participant shall be entitled to the entire value of all amounts credited to such Participant's Account, determined as of the Valuation Date coincident with or preceding the date of distribution, including any additional amount credited to such Participant's Account as a result of life insurance proceeds payable on the Participant's death.

         4.2 After the Disability of a Participant, such Participant shall be entitled to the entire value of all amounts credited to such Participant's Account, determined as of the Valuation Date coincident with or preceding the date of Disability. Such amount shall be payable to the Participant at the time and in the manner determined by the Committee.

         4.3 After a Participant's employment terminates or such Participant ceases to be a member of the Board or a board of directors of a subsidiary for any reason other than death or Disability, such Participant shall be entitled to the entire value of all amounts credited to the Account of such Participant, determined as of the Valuation Date coincident with or preceding the date of distribution, except that the Participant shall only be entitled to the vested portion, if any, of his Company Contribution Account. The vested portion of a Participant's Company Contribution Account shall be determined by applying the Participant's vesting percentage calculated pursuant to the terms of the 401(k) Plan. In addition to crediting service with Related Employers, as that term is defined in the 401(k) Plan, the Company will credit service with organizations and their predecessors in which the Company owns an interest but which do not qualify as Related Employers.

         4.4 If a Participant has designated that all or a portion of a bonus that otherwise would be paid to such Participant shall be deferred pursuant to the Plan and deemed to be invested in Company Stock, then the following rules shall apply to that portion of the Participant's Account:

         (a) If the Participant becomes entitled to a distribution from the Plan and such distribution is as a result of the Participant's termination of employment because of death, Disability, or retirement on or after age 65, then such Participant shall be entitled to a distribution of the portion of his Account which is deemed to be invested in Company Stock either in shares of Company Stock or in a cash payment equal to the value of such Company Stock, determined as of the Valuation Date coincident with or preceding the date of distribution.

         (b) If a Participant is entitled to a distribution for a reason other than death, Disability, or retirement on or after age 65, or if a Participant elects to take an in-service withdrawal as authorized in Article VI, the Participant shall be entitled to receive Company Stock that has been credited to the Participant's account for the number of years in the schedule below, calculated as of the date of the termination or request for withdrawal, as the case may be (or a cash payment equal to the value of such shares), in the percentage set forth below:

      Vested Percentage                Number of Years
      -----------------                ---------------
            85%                        less than one year
          92.5%                        at least one but less than two years
           100%                        two or more years

In the case of an in-service withdrawal, the reductions and limitations of
Article VI shall apply to the amount determined pursuant to this Section 4.4(b).

                                    ARTICLE V

                       PAYMENT OF BENEFITS AT TERMINATION

         5.1 In the case of a Participant who terminates employment with the Company or ceases to be a member of the Board or an outside director of a subsidiary of the Company, the amount credited to the Participant's Account (provided it is more than $25,000) shall be paid in cash (except as otherwise provided in Section 4.4), to the Participant, at the time the distribution of the Account is to commence, from among the following optional forms of benefit as elected by the Participant on the form provided by the Company upon his or her initial participation in the Plan:

         (1) a lump sum distribution;

         (2) substantially equal annual installments over five (5) years;

         (3) substantially equal annual installments over ten (10) years; or

         (4) substantially equal annual installments over fifteen (15) years.

         If a portion of the Participant's Account is invested in Company Stock, and an installment form of payment is elected, then the distribution shall be deemed to be made on a pro rata basis out of the other investment options in which amounts credited to a Participant's Account are deemed to be invested first, and then, after all such other amounts are distributed, from the portion of the Participant's Account which is deemed to be invested in Company Stock. Notwithstanding the Participant's distribution election, if the amount credited to a Participant's Account is $25,000 or less, at the time distribution of the Account is to commence, payment will be made in a lump sum, and even if installment payments have commenced under this Section 5.1, at such time as the value of such remaining amounts is $25,000 or less, all remaining amounts credited to a Participant's Account shall be distributed in a lump sum.

         Payment shall commence as soon as practicable following the Participant's termination of employment with the Company or termination as a member of the Board or a director of a subsidiary of the Company, or, if so elected by the Participant in the Participant's deferral election form provided by the Committee, as soon as practicable during the calendar year following the year in which such event occurs. If installment payments are made, the unpaid balance of the Participant's Account shall continue to share in the income and losses attributable thereto, in accordance with the provisions of the Trust, during the period for which installment payments are made. A Participant may modify the optional form of benefit that he or she has previously elected, as long as he or she provides the Committee with written notice at least one (1) year in advance of the effective date of the change.

         5.2 Payment of a Participant's benefit on account of death shall be made in a lump sum in cash or, to the extent that Section 4.4 applies, in shares of Company Stock. Payment of a Participant's death benefit shall be made to the Beneficiary of such Participant as soon as practicable following the Committee's receipt of proper notice of such Participant's death.

         5.3 Notwithstanding the provisions of Sections 5.1 or 5.2, the benefits payable hereunder may be paid before they would otherwise be payable if, based on a change in the federal or applicable state tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction involving a Participant or a Beneficiary, or a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, the Committee determines that a Participant has or will recognize income for federal or state income tax purposes with respect to amounts that are or will be payable under the Plan before they otherwise would be paid. The amount of any payments pursuant to this
Section 5.3 shall not exceed the lesser of: (a) the amount in the Participant's Account or (b) the amount of taxable income with respect to which the tax liability is assessed or determined.

         5.4 The payment of benefits under the Plan shall begin at the date specified in accordance with the provisions of Sections 5.1 and 5.2 hereof; provided that, in case of administrative necessity, the starting date of payment of benefits may be delayed up to thirty (30) days as long as such delay does not result in the Participant or Beneficiary receiving the distribution in a different taxable year than if no such delay had occurred.


                                   ARTICLE VI

                             IN-SERVICE WITHDRAWALS

         6.1 (HARDSHIP WITHDRAWALS): In the event of an unforeseeable emergency, a Participant may make a request to the Committee for a withdrawal from the Account of such Participant. For purposes of this Section, the term "unforeseeable emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any determination of the existence of an unforeseeable emergency and the amount to be withdrawn on account thereof shall be made by the Committee, in its sole and absolute discretion. However, notwithstanding the foregoing, a withdrawal will not be permitted to the extent that the financial hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this Plan. In no event shall the need to send a Participant's child to college or the desire to purchase a home be deemed to constitute an unforeseeable emergency. No member of the Committee shall vote or decide upon any matter relating to the determination of the existence of such member's own financial hardship or the amount to be withdrawn on account thereof. A request for a hardship withdrawal must be made in the manner prescribed by the Committee, and must be expressed as a specific dollar amount. The amount of a hardship withdrawal may not exceed the amount required to meet the severe financial hardship. All hardship withdrawals shall be paid in a lump sum in cash or, to the extent Section 4.4 applies, in shares of Company Stock.

         6.2 (SCHEDULED IN-SERVICE WITHDRAWALS): On a form prescribed by the Committee, a Participant, prior to the beginning of any Plan Year, can elect to receive that Plan Year's deferrals made pursuant to Section 3.1, matching contributions credited pursuant to Section 3.2, any additional credits made that Plan Year pursuant to Sections 3.3, 3.5 or 3.6, and earnings thereon, at a date specified by the Participant. Such date shall be no earlier than two (2) years from the last day of the Plan Year for which the deferrals and matching and other credits are made. A Participant may extend the scheduled in-service withdrawal date for any Plan Year, as long as the Participant provides advance written notice to the Committee at least one year before the scheduled payment date, and such extension is for a period of not less than one year from the previous, scheduled in-service withdrawal date. Any withdrawal under this
Section 6.2 shall be made in a single lump sum, in cash, or to the extent
Section 4.4 applies, in shares of Company Stock.

         6.3 (UNSCHEDULED IN-SERVICE WITHDRAWALS): Notwithstanding any other provision herein to the contrary, a Participant who is actively employed or has started receiving installment payments, (as provided in Section 5.1 above) may elect to accelerate the date on which payment of his benefit hereunder would otherwise be made, using a form provided by and filed with the Committee. Upon such election, the amount to which such Participant is entitled shall be any whole percentage, from ten percent (10%) to ninety percent (90%) of the benefit otherwise payable hereunder, which shall be distributed in one lump sum, in cash (or in shares of Company Stock to the extent that Section 4.4 applies), as soon as administratively practicable after the early distribution election is made. Ten percent (10%) of any amounts withdrawn from such Participant's Account shall be forfeited as of the date of such distribution.

         If, at the time of such election, the Participant is employed by the Company or an Affiliate, such Participant shall be prohibited from participating in the Plan for the balance of the Plan Year and no amounts shall be credited to his or her Account pursuant to Section 3.1 hereunder during this period. The Participant may again elect to participate in the Plan as of the first full payroll period after the last day of that Plan Year by executing a new participation agreement within the time prior to such date established by the Committee.

         6.4 Withdrawals shall be charged pro rata to the investment options in which amounts credited to a Participant's Account are deemed to be invested pursuant to Section 3.4 hereof. If a withdrawal exceeds the amount of a Participant's Account which is deemed to be invested pursuant to Section 3.4 hereof, then such withdrawals shall be charged to the portion of the Participant's Account which is deemed to be invested in Company Stock as provided in Section 3.5 hereof.

                                   ARTICLE VII

                           ADMINISTRATION OF THE PLAN

         7.1 The Plan shall be administered by the Committee. The members of the Committee shall not receive compensation with respect to their services for the Committee. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company. Any member of the Committee may resign by delivering a written resignation to the Company and to the other members of the Committee.

         7.2 The Committee shall perform any act which the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to such member or vote in any case in which the individual right or claim of such member to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which such person is disqualified.

         7.3 The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorneys' fees and related costs), in connection with the performance by such member of duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

         7.4 The Committee shall establish rules and procedures, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall determine the eligibility of any individual to participate in the Plan, shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan. All determinations of the Committee shall be conclusive and binding on all employees, Participants and Beneficiaries.

         7.5 Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or by a committee thereof; provided, however, that by resolution, the Board or a committee thereof may delegate to any officer of the Company the authority to take any such actions hereunder.

                                  ARTICLE VIII

                             CLAIMS REVIEW PROCEDURE

         8.1 In the event that a Participant or Beneficiary is denied a claim for benefits under this Plan (the "Claimant"), the Committee shall provide to the Claimant written notice of the denial which shall set forth:

         (a)   the specific reason or reasons for the denial;

         (b) specific references to pertinent Plan provisions on which the Committee based its denial;

         (c) a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;

         (d)   a statement that the Claimant may:

               (i)   request a review upon written application to the Committee;

               (ii)  review pertinent Plan documents; and

               (iii) submit issues and comments in writing; and

         (e) that any appeal the Claimant wishes to make of the adverse determination must be in writing and received by the Committee within sixty (60) days after receipt of the Committee's notice of denial of benefits. The Committee's notice must further advise the Claimant that failure to appeal the action to the Committee in writing within the sixty (60) day period will render the Committee's determination final, binding, and conclusive.

         8.2 If the Claimant should appeal to the Committee, the Claimant, or the duly authorized representative of such Claimant, may submit, in writing, whatever issues and comments such Claimant, or the duly authorized representative of such Claimant, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within sixty
(60) days of the Claimant's written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. The Committee's notice of denial of benefits shall identify the address to which the Claimant may forward an appeal.

                                   ARTICLE IX

                              LIMITATION OF RIGHTS

         The establishment of this Plan shall not be construed as giving to any Participant, employee of the Company or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or shares of Company stock or as giving any employee the right to be retained in the employment of the Company. All employees of the Company and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.


                                    ARTICLE X

                      LIMITATION OF ASSIGNMENT AND PAYMENTS
                       TO LEGALLY INCOMPETENT DISTRIBUTEE

         10.1 No benefits which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.

         10.2 Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.


                                   ARTICLE XI

                     AMENDMENT TO OR TERMINATION OF THE PLAN

         The Committee reserves the right at any time to amend or terminate the Plan in whole or in part. No amendment shall have the effect of retroactively depriving Participants or Beneficiaries of rights already accrued under the Plan. Upon termination of the Plan, the Committee may, in its sole and absolute discretion, and notwithstanding any other provision hereunder to the contrary, direct that all benefits hereunder will be paid as soon as administratively practicable thereafter.

                                   ARTICLE XII

                            GENERAL AND MISCELLANEOUS

         12.1 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

         12.2 Construction. The Section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

         12.3 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas unless superseded by federal law.

         12.4 No Requirement to Fund. The Company is not required to set aside any assets for payment of the benefits provided under this Plan. A Participant shall have no security interest in any amounts credited hereunder on such Participant's behalf. It is the Company's intention that this Plan be construed as a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees.

         12.5 Taxes. All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or a Beneficiary which are required to be paid or withheld by the Company.

         IN WITNESS WHEREOF, Dean Foods Company, the Company, has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized this 25th day of November, 2002.

                                             COMPANY:

                                             DEAN FOODS COMPANY


                                             By: /s/ Michelle P. Goolsby
                                                 -------------------------------
                                                 Executive Vice President and
                                                 General Counsel